Exhibit 10.45

SATELLITE SALE AGREEMENT

between

Rainbow DBS Company LLC

and

EchoStar Satellite L.L.C.

Dated: January 20, 2005

Confidential and Proprietary

TABLE OF CONTENT

1.	DEFINITIONS

2.	PURCHASE AND SALE

2.1	Assets to be Transferred

2.2	Consideration

2.3	The Closing

2.4	Deliveries at Closing

2.5	Taxes

2.6	Further Assurances

3.	CONDITIONS TO CLOSING

3.1	Conditions to Obligation of Buyer

3.2	Conditions to Obligation of Rainbow DBS

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations, Warranties and Covenants of Rainbow DBS

4.2	Representations, Warranties and Covenants of Buyer

4.3	Further Agreements of the Parties

5.	TERMINATION

5.1	Termination of Agreement

5.2	Effect of Termination

5.3	Survival

6.	DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION

6.1	Disclaimer of Warranty

6.2	Limitation of Liability

6.3	Indemnification Provisions for Benefit of Buyer

6.4	Indemnification Provisions for Benefit of Rainbow DBS

6.5	Indemnification Procedure

7.	ASSIGNMENT AND SUCCESSORS

7.1	Assignment

7.2	Successors

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8.	CONFIDENTIALITY

8.1	Non-Disclosure

8.2	Proprietary Information

9.	MISCELLANEOUS

9.1	Applicable Law, Attorney Fees, Entire Agreement and Effectiveness

9.2	U.S. Export Control Laws

9.3	Severability

9.4	No Third Party Beneficiary

9.5	Non-Waiver of Breach

9.6	Notices

9.7	Headings

9.8	Documents

9.9	Reconstitution

9.10	Counterparts and Facsimile Signatures

9.11	Specific Performance

Appendix A	Satellite Performance Specifications

Appendix B	Bill of Sale

Appendix C	Test Plan

ii

SATELLITE SALE AGREEMENT

This SATELLITE SALE AGREEMENT (this “Agreement”) is made and effective as of this 20th day of January, 2005 (the “Execution Date”), by and between Rainbow DBS Company LLC, a limited liability company organized under the laws of the State of Delaware (“Rainbow DBS”), and EchoStar Satellite L.L.C., a limited liability company organized under the laws of the State of Colorado (“Buyer”).  Buyer and Rainbow DBS are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Rainbow DBS wishes to sell, and Buyer wishes to purchase, a certain DBS satellite known as Rainbow-1 currently in geostationary orbit at the 61.5º West Longitude orbital location (“Rainbow-1”) and certain other assets relating to the ownership and operation of Rainbow-1, in accordance with and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective promises herein made; the representations, warranties, and covenants herein contained; and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

In addition to the capitalized terms defined elsewhere herein, the following terms shall have the following meanings:

1.1                                 “Acquired Assets” means Rainbow-1, the Contract Rights, the Deliverable Data, the Ground Equipment, and, except as provided in Section 2.1 with respect to the Unlicensed Frequency Channels, the FCC Licenses.

1.2                                 “Acquired Asset Material Adverse Effect” means a material adverse effect on the use by or benefit to Buyer of any of the Acquired Assets, excluding any change or development resulting from (i) events adversely affecting any of the principal markets served by the businesses of Buyer or any of its Affiliates, or (ii) general economic conditions, including changes in the economies of any of the jurisdictions in which Buyer or any of its Affiliates conduct business.

1.3                                 “Actual CONUS Beam Operational Capability” means, when Rainbow-1 is configured to operate with the maximum number of CONUS beam Transponders, the sum of the periods (expressed in years and/or portions thereof, measured from Closing and determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9) over which it is determined that each CONUS beam Transponder operating in boost mode will remain an Operating Transponder, or until the end of the Remaining Mission Life, whichever is earlier.  Actual CONUS Beam Operational Capability shall be expressed in Transponder years (or portions thereof), i.e., one (1) CONUS beam Operating Transponder for one (1) year equals one (1) Transponder year.

1.4                                 “Actual Spot Beam Operational Capability” means, when Rainbow-1 is configured to operate with the maximum number of spot beam Transponders, the sum of the periods (expressed in years and/or portions thereof, measured from Closing and determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9) over which it is determined that each spot beam Transponder will remain an Operating Transponder, or until the end of the Remaining Mission Life, whichever is earlier.  Actual Spot Beam Operational Capability shall be expressed in Transponder years (or portions thereof), i.e., one hundred thirty (130) spot beam Operating Transponders for one (1) year equals one hundred thirty (130) Transponder years.

1.5                                 “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with the Person specified.  “Control” (including, with correlative meaning, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.6                                 “Agreement” shall have the meaning set forth in the Preamble.

1.7                                 “Buyer” shall have the meaning set forth in the preamble to this Agreement.

1.8                                 “Buyer Material Adverse Effect” means a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of Buyer and its Affiliates, taken as a whole, excluding any change or development resulting from (i) events adversely affecting any of the principal markets served by the business of Buyer or any of its Affiliates or (ii) general economic conditions, including changes in the economies of any of the jurisdictions in which Buyer or any of its Affiliates conduct business.

1.9                                 “Closing” shall have the meaning set forth in Section 2.3.

1.10                           “Communications Act” means the Communications Act of 1934, as amended.

1.11                           “Consideration” shall have the meaning set forth in Section 2.2.

1.12                           “Contract Rights” means all rights and remedies of Rainbow DBS under the Lockheed Contract, including any indemnities, warranty payments, support services, Flight Operations (TT&C) and guarantees due from the manufacturer of Rainbow-1 and its subcontractors, but excluding any obligations remaining to be performed by Rainbow DBS under the Lockheed Contract.

1.13                           “DBS” means direct broadcast satellite.

1.14                           “Deliverable Data” means all specifications, technical drawings and data, design data, test data and test results and other data and documentation regarding Rainbow-1 provided to Rainbow DBS by the manufacturer of Rainbow-1 and/or any of such manufacturer’s subcontractors; all operational and maintenance logs and data for Rainbow-1 generated or maintained by or for Rainbow DBS; and all data regarding any and all anomalies identified on or experienced by Rainbow-1, including without limitation the results of any anomaly investigations.

1.15                           “Execution Date” shall have the meaning set forth in the preamble to this Agreement.

1.16                           “FCC” means the Federal Communications Commission and any successor agency thereto.

1.17                           “FCC Licenses” means (i) the permanent FCC authorization to construct, launch and operate Rainbow-1 in the Direct Broadcast Satellite Service over 11 frequency channels (1-21 odd) at the 61.5° West Longitude orbital location (FCC DBS8701); (ii) the FCC special temporary authority to operate the Unlicensed Frequency Channels at the 61.5° West Longitude orbital location (FCC File No. SAT-STA-20030623-00122, extension requests pending, FCC File No. SAT-STA-20040319-00081; SAT-STA-20040924-00191); and (iii) any application for modification of any of the foregoing licenses that may be required to be filed hereafter until Closing.

1.18                           “Governmental Entities” shall have the meaning set forth in Section 3.1.2.

1.19                           “Ground Equipment” means all personal property of Rainbow DBS situated on the real property located in Black Hawk, South Dakota, referred to in Section 4.3.6.

1.20                           “Hart-Scott-Rodino Act” or “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.21                           “Indemnified Party” shall have the meaning set forth in Section 6.5.1.

1.22                           “Indemnitor” shall have the meaning set forth in Section 6.5.1.

1.23                           “Liability” means any liability or obligation of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether accrued or unaccrued), including without limitation any liability for Taxes.

1.24                           “Liens” means any lien, mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge, easement, encumbrance, preference, option, restrictive covenant, priority or other security agreement or preferential arrangement of any kind or nature

(including without limitation any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

1.25                           “Lockheed Contract” mean the Contract between R/L DBS Company, LLC (now known as Rainbow DBS) and Lockheed Martin Corporation for Rainbow-1, dated as of May 1, 2001, as previously amended through the Execution Date.

1.26                           “Operating Transponder” means a Transponder that, at Closing has been determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9 to meet the applicable Satellite Performance Specifications, including through periods of eclipse, or that Buyer, using reasonable business judgment, and after examining all reasonable technical alternatives for correcting any failures of such Transponder to meet the Satellite Performance Specifications, determines can be used for its intended commercial communications purposes.  In the event a component of Rainbow-1 fails, all applicable spare components available must be used before an affected Transponder ceases to be an Operating Transponder.

1.27                           “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including without limitation with respect to quantity and frequency), but in all events at least the same degree of care as would be exercised by a reasonably prudent satellite owner and operator.

1.28                           “Partial Loss” means that, at Closing and as determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9, either Actual CONUS Beam Operational Capability is less than Stated CONUS Beam Operational Capability or Actual Spot Beam Operational Capability is less than Stated Spot Beam Operational Capability, but in either case Rainbow-1 is not a Total Loss.

1.29                           “Person” means an individual, partnership, trust, corporation, joint venture, limited liability company, association, government bureau or agency or other entity of whatever kind or nature.

1.30                           “Rainbow-1” shall have the meaning set forth in the Recitals.

1.31                           “Rainbow DBS” shall have the meaning set forth in the preamble to this Agreement.

1.32                           “Regulatory Approvals” means (a) all approvals from the FCC (or a bureau or subdivision thereof acting under delegated authority) required for the assignment of the FCC Licenses provided that such approvals are effective, have not been stayed, enjoined or reconsidered by the FCC or any bureau thereof or by any court, and the period for such reconsideration by the FCC or any bureau thereof or by any court has elapsed, and (b) the expiration or termination of the waiting period (and any extensions thereof) with respect to this transaction under the HSR Act or the entry of a final non-appealable consent judgment by a court of competent jurisdiction that permits such transaction.

1.33                           “Regulatory Provisions” means all applicable requirements of the Communications Act and the published policies, rules, decisions, and regulations of the FCC, in each case as amended from time to time.

1.34                           “Remaining Mission Life” means fifteen (15) years minus the number of days between July 27, 2003 and the Closing.

1.35                           “Satellite Performance Specifications” means the performance specifications for Rainbow-1 in the form of Appendix A hereto.

1.36                           “Stated CONUS Beam Operational Capability” means, when Rainbow-1 is configured to operate with the maximum number of CONUS beam Transponders, thirteen (13) CONUS beam Operating Transponders operating in boost mode, multiplied by the Remaining Mission Life, and expressed in Transponder years and/or portions thereof.  For example, if the Remaining Mission Life at Closing is twelve (12) years, the stated CONUS Beam Operational Capability would equal one hundred fifty-six (156) CONUS beam Transponder years.

1.37                           “Stated Spot Beam Operational Capability” means, when Rainbow-1 is configured to operate with the maximum number of spot beam Transponders, one hundred thirty (130) spot beam Operating Transponders multiplied by the Remaining Mission Life, and expressed in Transponder years and/or portions thereof.  For example, if the Remaining Mission Life at Closing is twelve (12) years, the Stated Spot Beam Operational Capability would equal one thousand five hundred sixty (1,560) spot beam Transponder years.

1.38                           “Survival Date” shall have the meaning set forth in Section 5.3.

1.39                           “Taxes” shall have the meaning set forth in Section 2.5.

1.40                           “Total Loss” means that, at Closing and as determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9, (i) the Actual CONUS Beam Operational Capability of Rainbow-1 is equal to or less than twenty-five percent (25%) of the Stated CONUS Beam Operational Capability of Rainbow-1, (ii) the Actual Spot Beam Operational Capability of Rainbow-1 is equal to or less than twenty-five percent (25%) of the Stated Spot Beam Operational Capability of Rainbow-1, or (iii) the sum of the Actual CONUS Beam Operational Capability and the Actual Spot Beam Operational Capability of Rainbow-1 is equal to or less than twenty-five percent (25%) of the sum of the Stated CONUS Beam Operational Capability and the Stated Spot Beam Operational Capability of Rainbow-1.  In the event that Rainbow-1 meets the criteria for a Total Loss, Buyer may exercise its unilateral right nevertheless to declare a Partial Loss of Rainbow-1 instead of a Total Loss of Rainbow-1, in which case the Consideration would be adjusted pursuant to Section 4.3.11.

1.41                           “Transponder” means, individually, those sets of equipment within the communications subsystem of Rainbow-1 that provide a discrete path to receive communications signals from Earth, translate and amplify such signals, and transmit them to Earth.

1.42                           “TT&C” means tracking, telemetry and control functions.

1.43                           “Unconditional” with respect to any Regulatory Approvals or other consents means that such Regulatory Approvals or other consents contain no conditions that would (a) have a material adverse effect (i) on either Party’s ability to consummate the transactions contemplated by this Agreement, or (ii) on Buyer’s ability to own and operate the Acquired Assets after Closing, or (b) create any obligation on the part of Buyer to accept (as a condition to receipt of such Regulatory Approvals or otherwise): (i) any restriction on the right of Buyer to operate pursuant to (A) the FCC Licenses (except with respect to the Unlicensed Frequency Channels), (B) the DBS authorizations held by Buyer and its Affiliates with respect to frequency channels at 61.5° W.L., 110° W.L., 119° W.L., 148° W.L. or 157° W.L., or (C) its existing arrangement with Dominion Video Satellite, Inc. for the use of certain DBS authorizations at 61.5° W.L. (the “Dominion Arrangement”), including, without limitation, the right to use all frequency channels (except the Unlicensed Frequency Channels) authorized thereunder to provide high-powered DBS services, other than (1) any restrictions generally imposed on operators of high-powered DBS services, by applicable Regulatory Provisions and restrictions of the types generally and customarily imposed by the FCC on operators of high-powered DBS services, and (2) such other restrictions, which, individually or in the aggregate, do not have an Acquired Asset Material Adverse Effect or a Buyer Material Adverse Effect; or (ii) a requirement that Buyer dispose of all or any part of the 11 frequency channels at 61.5° W.L., the 29 frequency channels at 110° W.L., the 21 frequency channels at 119° W.L., the 32 frequency channels at 148° W.L., or the 32 frequency channels at 157° W.L. (29 of which are pending at 157° W.L.) owned by Buyer and its Affiliates, or the 6 frequency channels that Buyer is authorized to use at 61.5° W.L. pursuant to the Dominion Arrangement, other than (A) any restrictions generally imposed on operators of high-powered DBS services, by applicable regulatory provisions and restrictions of the types generally and customarily imposed by the FCC on operators of high-powered DBS services, and (B) such other restrictions, which, individually or in the aggregate, do not have an Buyer Material Adverse Effect.

1.44                           “Unlicensed Frequency Channels” means DBS frequency channels 23 and 24 at the 61.5º West Longitude orbital location that have not been assigned permanently by the FCC and for which Rainbow DBS currently holds special temporary authority to operate from the FCC (File Nos. SAT-STA-20030623-00122, SAT-STA-20040319-00081 and SAT-STA-20040924-00191 (extension requests pending)).

2.                                      PURCHASE AND SALE

2.1                                 Assets to be Transferred.  At the Closing, in accordance with and subject to the terms and conditions set forth in this Agreement, Rainbow DBS agrees to sell, assign, transfer and convey to Buyer, or at Buyer’s option, one or more Affiliates of Buyer, all of Rainbow DBS’ right, title and interest in and to the Acquired Assets, free and clear of any and all Liens; provided that if the FCC does not permit Rainbow DBS to assign the portion of the FCC Licenses authorizing operation of the Unlicensed Frequency Channels, or imposes any conditions or restrictions on such assignment of the Unlicensed Frequency Channels whatsoever, (i) the Parties will proceed with the Closing on all other Acquired Assets, (ii) there shall be no adjustment to the Consideration paid by Buyer hereunder, and (iii) Rainbow DBS shall have no Liability arising out of the FCC’s refusal to permit the assignment of the portion of the FCC Licenses authorizing operation of the Unlicensed Frequency Channels or any conditions or restrictions placed on such assignment of the Unlicensed Frequency Channels.  Except for obligations arising after Closing in the Ordinary Course of Business under the Contract Rights and the FCC Licenses, Buyer will take the Acquired Assets free of, and Buyer is not assuming any Liabilities of Rainbow DBS.

2.2                                 Consideration.  As consideration for the sale, assignment, transfer and conveyance of the Acquired Assets hereunder, in accordance with and subject to the terms and conditions set forth in this Agreement, Buyer agrees to pay Rainbow DBS at Closing the sum of Two Hundred Million United States Dollars ($200,000,000) subject to adjustment as set forth in Section 4.3.11 (the “Consideration”).

2.3                                 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 9:00 a.m. local time on the fifth (5th) business day following the date on which all conditions to closing in Article 3 have been satisfied or waived, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, NY  10017, or on such other date or at such other time or place as the Parties may agree.

2.4                                 Deliveries at Closing.

2.4.1                  Rainbow Deliveries.  At the Closing, Rainbow DBS shall deliver to Buyer (i) a bill of sale in the form of Appendix B and other assignments and instruments of transfer reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer, transferring good and marketable title to all of the Acquired Assets to Buyer, free and clear of any and all Liens, (ii) a certificate dated as of the date of Closing, containing a true and accurate description of the performance specifications of Rainbow-1 as of the Closing, and as determined based upon the results of the in-orbit testing contemplated pursuant to Section 4.3.9, (iii) the certificate specified in Section 3.1.1, and (iv) the Deliverable Data.

2.4.2                        Buyer Deliveries.  At the Closing, Buyer shall deliver to Rainbow DBS (i) the Consideration by wire transfer to an account designated in writing by Rainbow DBS not less than five (5) business days prior to Closing, and (ii) the certificate specified in Section 3.2.1.

2.5                                 Taxes.  Each Party shall pay for, and indemnify, defend and hold the other Party harmless pursuant to Sections 6.3, 6.4 and 6.5 from and against, fifty percent (50%) of any and all taxes, charges, levies, duties, usage or other fees (including, without limitation, value added taxes, and other similar taxes and charges, if any) which may be asserted by any

Governmental Entity (collectively, “Taxes”) with respect to the transfer of the Acquired Assets; with the sole exception that FCC annual license fees for the calendar year in which the Closing occurs shall be pro-rated between the Parties according to the proportion of such calendar year that each Party owned the Acquired Assets.  Notwithstanding the foregoing, neither Party shall be liable for any taxes based upon or measured by the net income of the other Party.

2.6           Further Assurances.  At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Rainbow DBS will promptly execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will, without delay, take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title free and clear of all Liens (other than Liens arising under contracts to which Buyer or its Affiliates are a party) to, the Acquired Assets, and each of the Parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

3.                                      CONDITIONS TO CLOSING

3.1           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions (unless waived by Buyer):

3.1.1        Representations, Warranties and Covenants.  The representations and warranties of Rainbow DBS contained in this Agreement shall be true and correct in all material respects as of the Execution Date and the Closing, and all the covenants contained in this Agreement to be complied with by Rainbow DBS at or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate of Rainbow DBS to such effect signed by a duly authorized officer of Rainbow DBS.

3.1.2        Compliance with Law.  There shall be no statute, law, judgment, decree, injunction, rule or order of any federal, state, local or foreign government, governmental authority, governmental department, commission, administrative or regulatory agency, instrumentality, court or arbitrator (“Governmental Entities”) outstanding or in effect that prohibits, restricts, conditions (except for conditions that, despite their existence would make the matter Unconditional hereunder) or delays consummation of the transactions contemplated by this Agreement.  There shall be no litigation pending that would enjoin, restrain, condition (except for conditions that, despite their existence would make the matter Unconditional hereunder), delay or prohibit the consummation of the transactions contemplated by this Agreement.

3.1.3        Regulatory Approvals.  The Parties shall have received the Unconditional grant of all Regulatory Approvals, except for any approval from the FCC to assign Rainbow DBS’ special temporary authority with respect to the Unlicensed Frequency Channels.

3.1.4        Third Party Consents.  Rainbow DBS shall have obtained the necessary consent from Lockheed Martin Corporation to assign the Contract Rights to Buyer.

3.1.5        Total Loss.  No Total Loss shall have occurred on or before the Closing.

3.1.6        In-orbit Testing.  The in-orbit testing contemplated by Section 4.3.9 below shall have been completed and the report on such testing shall have been delivered as specified in Section 4.3.9.

3.2           Conditions to Obligation of Rainbow DBS.  The obligation of Rainbow DBS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (unless waived by Rainbow DBS):

3.2.1        Representations, Warranties and Covenants.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Execution Date and the Closing, and all the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects and Rainbow DBS shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer.

3.2.2        Compliance with Law.  There shall be no statute, law, judgment, decree, injunction, rule or order of any Governmental Entities outstanding or in effect that prohibits, restricts, conditions (except for conditions that, despite their existence would make the matter Unconditional hereunder) or delays consummation of the transactions contemplated by this Agreement.  There shall be no litigation pending that would enjoin, restrain, condition (except for conditions that, despite their existence would make the matter Unconditional hereunder), delay or prohibit the consummation of the transactions contemplated by this Agreement.

3.2.3        Regulatory Approvals.  The Parties shall have received the Unconditional grant of all Regulatory Approvals, except for any approval from the FCC to assign Rainbow DBS’ special temporary authority with respect to the Unlicensed Frequency Channels.

3.2.4        Third Party Consents.  Rainbow DBS shall have obtained the necessary consent from Lockheed Martin Corporation to assign the Contract Rights to Buyer.

4.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1           Representations, Warranties and Covenants of Rainbow DBS.  Rainbow DBS represents, warrants and covenants to Buyer as follows:

4.1.1        Organization of Rainbow DBS.  Rainbow DBS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Rainbow DBS has all requisite power and authority to own and operate the Acquired Assets as currently owned and operated by it.  Rainbow DBS is duly qualified or licensed as a foreign entity to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to do so would not have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

4.1.2        Authority.  Rainbow DBS has all requisite power and authority to execute and deliver this Agreement and the other documents executed and delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents executed and delivered pursuant hereto, the performance of Rainbow DBS’ obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Rainbow DBS and no other proceedings are necessary in connection therewith.  No vote of the holders of the outstanding shares of any class of Rainbow DBS’ outstanding securities is necessary to approve the consummation of the transactions contemplated by this Agreement.

4.1.3        Binding Obligation.  This Agreement and the other documents delivered pursuant hereto have been duly executed and delivered by Rainbow DBS and constitute valid and binding obligations of Rainbow DBS, enforceable against it in accordance with their terms.

4.1.4        No Conflicts.  Except with respect to matters that would not have a material adverse effect on Rainbow DBS’ ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the other documents delivered pursuant hereto do not, and the performance by the Rainbow DBS of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both), or (B) give rise to any right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, (i) any provision of Rainbow DBS’ organizational documents or those of any Affiliate of Rainbow DBS, (ii) any material contract (including the Lockheed Contract) to which Rainbow DBS or any of its Affiliates is a party, or (iii) subject to the governmental filings and other matters referred to in Section 4.1.5, any permit, license, franchise, statute, law, ordinance, rule, regulation, writ, injunction, judgment, decree or order applicable to Rainbow DBS or any of its Affiliates, or by which any of their respective properties or assets may be bound or affected.  Except for any Liens arising under contracts to which Buyer or its Affiliates are a party, the consummation of the transactions contemplated by this Agreement will not result in any Liens on the Acquired Assets.

4.1.5        Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Rainbow DBS or any of its Affiliates in connection with the execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby, except for (i) the Unconditional grant of the Regulatory Approvals, and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made will not, or could not reasonably be expected to, adversely affect in any material respect the transactions contemplated by this Agreement.

4.1.6        FCC Licenses and Acquired Assets.  Except for Rainbow DBS’ special temporary authorization for the Unlicensed Frequency Channels for which requests for extension were timely filed and are presently pending before the FCC, each of the FCC Licenses is valid and in full force and effect and none of the FCC Licenses has been modified, canceled, revoked, or conditioned, except for the conditions expressly stated therein or which, despite their existence, would make the matter Unconditional hereunder.  None of the Acquired Assets has been sold, conveyed, pledged, assigned or transferred to any other Person, and no Person (other than Buyer or Rainbow DBS) has any present or future preemptive right, right of first refusal or other right to acquire, license or use any of the Acquired Assets.  Rainbow DBS is the licensee under, and controls, the FCC Licenses and is the owner of, and controls, the other Acquired Assets.  The Acquired Assets are not subject to any Liens.  Rainbow DBS has timely and completely performed all material obligations required to date under the FCC Licenses.  Rainbow DBS has taken all required actions to date to achieve international coordination of the Acquired Assets, including, without limitation, cooperating with the FCC in filing and prosecuting all necessary modifications to the International Telecommunication Union’s Region 2 Broadcasting-Satellite Service Plan and associated feeder link plan set forth at Appendices 30 and 30A to the International Radio Regulations, including TT&C for the system, and such Acquired Assets have been designed and are in compliance with, and Rainbow DBS has been, and is, in compliance with, all material obligations required to date under the FCC Licenses and the applicable Regulatory Provisions.  Rainbow DBS is not aware of any facts or circumstances relating to the FCC qualifications of Rainbow DBS or any of its Affiliates or otherwise, or to the International Telecommunication Union’s coordination process, that would prevent or materially delay the Unconditional grant of the relevant Regulatory Approvals by the FCC or the modification of the International Telecommunication Union’s Region 2 Broadcasting-Satellite Service Plan and associated feeder link plan.  Except for Rainbow DBS’ pending applications to extend its temporary authority for the Unlicensed Frequency Channels, there is no pending, or, to the knowledge of the Rainbow DBS, threatened, application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, the FCC Licenses and no pending or, to the knowledge of Rainbow DBS, threatened FCC enforcement proceeding is underway regarding the FCC Licenses.  Rainbow DBS and its Affiliates have been and are in compliance with the Communications Act and the rules and regulations of the FCC, except where such non-compliance could not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

4.1.7        Compliance with Laws .  Rainbow DBS and its Affiliates, and their ownership and operation of the Acquired Assets, have, at all times, been and are in compliance with all, federal, state, local and foreign statutes, laws, rules, regulations, judgments, orders, writs, injunctions and decrees, and are not in violation of, and have not received any actual or, to the knowledge of Rainbow DBS, threatened claim or notice of violation of, any such statutes, laws rules, regulations, judgments, orders, writs, injunctions and decrees with respect to the conduct of its business related to, or the ownership and operation of, the Acquired Assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.  Rainbow DBS and its Affiliates have complied with, and Rainbow-1 has been designed and constructed in compliance with, all material Regulatory Provisions applicable to the Acquired Assets.

4.1.8        Agreements, Contracts and Commitments.  Rainbow DBS has supplied to Buyer true, complete (excluding certain redactions required by Lockheed Martin Corporation) and correct copies of all agreements containing Contract Rights, and each such agreement is in full force and effect and is the valid and legally binding obligation of Rainbow DBS, Rainbow DBS’ Affiliates and the other parties thereto, enforceable in accordance with their respective terms, and, subject to obtaining the consent of Lockheed Martin Corporation, is freely and fully assignable to Buyer free and clear of all Liens without penalty or other adverse consequences.  Neither Rainbow DBS, Rainbow DBS’ Affiliates nor, to the knowledge of Rainbow DBS or Rainbow DBS’ Affiliates, any other party to such agreement is in breach of, or default under, any such agreement.  Neither Rainbow DBS nor Rainbow DBS’ Affiliates has received or delivered any notice of default under any such agreement and no event, occurrence or condition exists which, with the passage of time or the giving of notice or both, would constitute a default under any such agreement by Rainbow DBS, Rainbow DBS’ Affiliates or to Rainbow DBS’ knowledge, any other party thereto.  Neither Rainbow DBS nor Rainbow DBS’ Affiliates has received notice of the pending or threatened cancellation, modification, revocation or termination of any such agreement, nor does Rainbow DBS have knowledge of any facts or circumstances which could reasonably be expected to lead to any such cancellation, modification, revocation or termination.  Rainbow DBS has performed all of its required obligations under the Lockheed Contract and, between the Execution Date and the Closing, will not (i) terminate the Lockheed Contract or (ii) amend or modify the Lockheed Contract in a manner that would have a material adverse effect on the Contract Rights.  Rainbow DBS has the Contract Right to require Lockheed Martin Corporation to provide Flight Operations (as defined in the Lockheed Contract) for Rainbow-1 in accordance with the terms and conditions of the Lockheed Contract at no additional charge through August 28, 2005.

4.1.9        Acquired Assets.  Rainbow DBS has made available and, between now and the Closing will continue to make available to Buyer, at Rainbow DBS’ offices, and will deliver to Buyer at Closing, all Deliverable Data related to Rainbow-1, all waivers and deviations from the Rainbow-1 performance specification approved by Rainbow DBS, all variations from the Satellite Performance Specifications occurring and observed on Rainbow-1, all anomalies occurring and observed on Rainbow-1 since its launch and all actions taken with respect thereto.  The health and operational reports provided to Buyer regarding the status of Rainbow-1 pursuant to Section 4.3.3 are the originals, or true and correct copies of, the health and operational reports delivered to Rainbow DBS by Lockheed Martin Corporation.  Rainbow-1 and the other Acquired Assets has not been sold, conveyed, pledged, assigned or transferred to any other Person, and no Person (other than Buyer or Rainbow DBS) has any right to acquire, or has any other economic interest in, Rainbow-1 and the other Acquired Assets.  No other Person except Rainbow DBS has rights to access or use the Acquired Assets.  None of the Acquired Assets is subject to any Liens, and, upon Closing, Buyer shall acquire good and marketable title to the Acquired Assets, free and clear of any Liens.  From the date of its acquisition of Rainbow-1, Rainbow DBS has, or has caused, Rainbow-1 to be operated and maintained in accordance with the requirements of Rainbow-1’s manufacturer and pursuant to procedures and processes that meet general standards in the industry for the operation and maintenance of communications satellites.  Rainbow DBS owns Rainbow-1 free and clear of any Liens.

4.1.10      Litigation.  There is no suit, action, arbitration, claim, governmental or other proceeding or investigation before any Governmental Entity pending or, to the knowledge of the Rainbow DBS, threatened, against Rainbow DBS or any of its Affiliates related to the Acquired Assets or the transactions contemplated by this Agreement which, if decided adversely could reasonably be expected to have a material adverse effect on Rainbow DBS’ ability to consummate the transactions contemplated by this Agreement.  There are no agreements with any taxing authority with respect to the taxation of the Acquired Assets or income therefrom.

4.1.11      Performance Specifications.  The Satellite Performance Specifications attached as Appendix A hereto (Docket No. 8584123, Revision B, June 20, 2002, issued and released August 19, 2002) is the revision of the Rainbow-1 satellite performance specifications in effect on the Execution Date, under the Lockheed Contract, and includes all waivers and deviations that have been approved by Rainbow DBS as of the Execution Date.

4.1.12      Brokers’ Fees.  Except with respect to Morgan Stanley representing an Affiliate of Rainbow DBS, neither Rainbow DBS nor any of its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  In no event would Buyer be liable for any fees to Morgan Stanley.

4.2           Representations, Warranties and Covenants of Buyer.  Buyer represents, warrants and covenants to Rainbow DBS as follows:

4.2.1        Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Buyer is duly qualified or licensed as a foreign entity to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to do so would not have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

4.2.2        Authority.  Buyer has all requisite power and authority to execute and deliver this Agreement and the other documents executed and delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents delivered pursuant hereto, the performance of Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer and no other proceedings are necessary in connection therewith.  No vote of the holders of the outstanding shares of any class of Buyer’s outstanding securities is necessary to approve the consummation of the transactions contemplated by this Agreement.

4.2.3        Binding Obligation.  This Agreement and the other documents delivered pursuant hereto have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

4.2.4        No Conflicts.  Except with respect to matters that would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the other documents delivered pursuant hereto do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both), or (B) give rise to any right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of Buyer’s organizational documents or those of any Affiliate of Buyer, (ii) any material contract to which Buyer or any of its Affiliates is a party, or (iii) subject to the governmental filings and other matters referred to in Section 4.2.5, any permit, license, franchise, statute, law, ordinance, rule, regulation, writ, injunction, judgment, decree or order applicable to Buyer or any of its Affiliates, or by which any of their respective properties or assets may be bound or affected.

4.2.5        Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other documents executed and delivered pursuant hereto, and the consummation of the transactions contemplated hereby, except for:  (i) the Unconditional grant of the Regulatory Approvals and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, will not or could not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.6        Compliance with Laws .  Buyer and its Affiliates have, at all times, been and are in compliance with all federal, state, local and foreign statutes, laws, rules, regulations, judgments, orders, writs, injunctions and decrees, and are not in violation of and have not received any written claim or notice of violation of, any such statutes, laws, rules, regulations, judgments, orders, writs, injunctions and decrees with respect to the conduct of its business related to the acquisition and operation of the Acquired Assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to havea material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.7        Litigation.  There is no suit, action, arbitration, claim, governmental or other proceeding or investigation before any Governmental Entity pending or, to the knowledge of the Buyer, threatened, against Buyer or any of its Affiliates related to the Acquired Assets or the transactions contemplated by this Agreement which, if decided adversely, could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.8        FCC Licenses.  There is no pending, or, to the knowledge of Buyer, threatened, application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the ability of Buyer to acquire the FCC Licenses, other than the FCC Order, FCC 04-271, released December 3, 2004, in AUC 03-52, relating to the Unlicensed Frequencies.  To the knowledge of Buyer there are no circumstances  or actual or threatened actions that could result in the imposition of any conditions (other than those deemed Unconditional hereunder) in connection with the Regulatory Approvals.  Buyer and its Affiliates have been and are in compliance with the Communications Act and the rules and regulations of the FCC, except where such non-compliance could not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.9        Brokers’ Fees.  Neither Buyer nor any of its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Rainbow DBS would be liable.

4.3           Further Agreements of the Parties.

4.3.1        General.  Each of the Parties will cooperate to its fullest extent and use its respective best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including without limitation satisfying the closing conditions set forth in Article 3 above) as soon as practicable following the date of this Agreement.

4.3.2        Application for Government Approvals.  Within ten (10) days of the Execution Date, the Parties shall jointly file all applications necessary for the Unconditional grant of the Regulatory Approvals.  In addition to, but not in limitation of the Parties’ obligations under Section 4.3.1 above, each of Buyer and Rainbow DBS shall take all steps, and shall supply to the other Party and/or to Governmental Entities all information reasonably necessary to obtain the Unconditional grant of the Regulatory Approvals.  The Parties shall split the costs of any filing fees necessary in connection with the joint application for the Regulatory Approvals.

4.3.3        Ongoing Data.  After the date hereof and until the Closing, Rainbow DBS shall deliver to Buyer (i) prompt notice of any anomalies on Rainbow-1, or of any anomaly notice or alert from the manufacturer of Rainbow-1, and (ii) monthly health and operational reports reflecting the performance of Rainbow-1, and any anomalies thereto, during the preceding month.

4.3.4        Operation of Rainbow-1.  Title to and risk of loss of the Acquired Assets shall remain with Rainbow DBS until Closing, and at Closing shall transfer to Buyer.  After the date hereof and until the Closing, Rainbow DBS shall cause Rainbow-1 to be operated and maintained (including the provision of TT&C) in accordance with the FCC Licenses and all applicable laws, rules and regulations, and with the same degree of diligence and care that a reasonably prudent satellite owner and operator would use.

4.3.5        TT&C.  Commencing sixty (60) days prior to the later to occur of August 28, 2005 or the scheduled Closing, Rainbow DBS shall coordinate with Buyer and the manufacturer of Rainbow-1 (which currently provides TT&C for Rainbow-1) to transition in a safe and effective manner the TT&C, operation and maintenance of Rainbow-1 on the later to occur of August 28, 2005 or the date of Closing, and, effective as of the later to occur of August 28, 2005 or the date of Closing, the TT&C, operation and maintenance of Rainbow-1 shall be the responsibility of Buyer.

4.3.6        Black Hawk Facilities.  Within five (5) business days after the execution of this Agreement, Rainbow DBS and Buyer will enter into a Letter Agreement regarding property located in Black Hawk, South Dakota, currently owned by Rainbow DBS and used by Rainbow DBS to support telemetry, tracking and control (“TT&C”) and beacon tracking for Rainbow-1 (the “Black Hawk Facilities”).  If the closing of the transactions under such agreement (the “Black Hawk Closing”) does not occur simultaneous with the Closing under this Agreement, Rainbow DBS will permit Buyer, the manufacturer of Rainbow-1 or any other third-party designated by Buyer (as applicable) to use, from the Closing until the earlier of the Black Hawk Closing or one (1) year after the Closing hereunder, the Black Hawk Facilities to support the provision of TT&C and beacon tracking for Rainbow-1.  Buyer will reimburse Rainbow DBS on a monthly basis for that portion of the operating costs of the Black Hawk Facility incurred by Rainbow DBS that are reasonably allocable to supporting TT&C and beacon tracking for Rainbow-1.  If, at the end of such one (1) year period, the Black Hawk Closing has still not occurred, Buyer shall cease all use of the Black Hawk Facilities and Buyer shall remove the Ground Equipment from the Black Hawk property.  Except in the case of gross negligence or willful misconduct, Rainbow DBS will have no liability whatsoever for any damage or loss to Rainbow-1 after Closing resulting from any malfunction or improper operation of the Black Hawk Facilities during any period that Buyer is using the Black Hawk Facilities under this Section 4.3.6.  After the Black Hawk Closing, Rainbow DBS shall have no further obligations or liabilities to Buyer under this Section 4.3.6.

4.3.7        Conduct of Business.  Rainbow DBS covenants and agrees that, during the period between the date hereof and the Closing, unless Buyer shall otherwise agree in writing, the business of Rainbow DBS as it relates to the Acquired Assets shall be conducted in, and Rainbow DBS shall not take any action regarding the Acquired Assets except in, the Ordinary Course of Business or in connection with the winding down of Rainbow DBS’ direct-to-home satellite television business. Rainbow DBS shall enforce its Contract Rights and will not modify the Contract Rights or take any other action that could reasonably result in a material adverse effect on the transactions contemplated by this Agreement.  Rainbow DBS shall deliver to Buyer promptly any and all notices and copies of all written communications with the FCC or other Governmental Entities related to the Acquired Assets.

4.3.8        Cooperation; Consents.  Each Party covenants and agrees that, during the period between the date hereof and the Closing, it shall cooperate with the other and use its best efforts to (i) cause the conditions to Closing set forth in Article 3 to be satisfied; and (ii) obtain any required governmental and third party consents and make and obtain effectiveness of all filings necessary for the consummation of the transactions contemplated hereunder.

4.3.9        In-Orbit Testing and Test Plan.  Commencing as soon as reasonably practicable after the receipt of all Regulatory Approvals, Rainbow DBS, with the assistance of Lockheed Martin Corporation, shall conduct an in-orbit test of Rainbow-1 in accordance with the test plan attached hereto as Appendix C to ascertain (i) the then-current performance of Rainbow-1 vis-à-vis the Spacecraft Performance Specifications, and (ii)  the Actual CONUS Beam Operational Capability and the Actual Spot Beam Operational Capability based on such performance, including without limitation the performance of the solar arrays, batteries, propulsion system and communications payload of Rainbow-1.  It is anticipated that such in-orbit testing can be completed in no more that two (2) days.  Buyer may observe such in-orbit tests at the test facility.  At the conclusion of the test, Rainbow DBS, with assistance of Lockheed Martin Corporation, shall deliver a report on the test results to Buyer which report shall state the Actual CONUS Beam Operational Capability and the Actual Spot Beam Operational Capability based on the results of the in-orbit tests.

4.3.10      Special Provision Relating to Total Loss.  In the event that a Total Loss of Rainbow-1 occurs at or before the Closing, Buyer shall have the right, in its sole discretion for any reason or no reason, to terminate this Agreement in accordance with the provisions of Section 5.1(iii) below.

4.3.11      Special Provision Relating to Partial Loss.  In the event that a Partial Loss of Rainbow-1 occurs at or before the Closing, the Parties shall proceed with Closing, but the Consideration shall be reduced in accordance with the following formula:

R = (	a - b	X $100 Million) + (	x - y	X $100 Million)
	a		x

Where	R	=	Amount of Reduction in Consideration
	a	=	Stated CONUS Beam Operational Capability
	b	=	Actual CONUS Beam Operational Capability
	x	=	Stated Spot Beam Operational Capability
	y	=	Actual Spot Beam Operational Capability

If, at Closing, the Parties are not in agreement as to the Actual CONUS Beam Operational Capability and/or the Actual Spot Beam Operational Capability of Rainbow-1 and the amount of any reduction in the Consideration pursuant to this Section 4.3.11, the Parties will proceed to Closing, the undisputed amount of the Consideration shall be paid to Rainbow DBS, and the dispute shall be submitted to binding arbitration as described below.  Within ten (10) days after Closing, each Party will select one (1) arbitrator who is independent (i.e., does not have an affiliation to either Party) and experienced in communications satellite manufacturing and operations and the two (2) arbitrators will be instructed to select a third independent arbitrator with similar qualifications within ten (10) additional days.  The arbitration will be governed by the rules of the American Arbitration Association, will be conducted in Chicago, Illinois, and the decision of the arbitrators as to the Actual CONUS Beam Operational Capability and the Actual Spot Beam Operational Capability will be final and binding on the Parties.  The Parties will cooperate with each other in order to commence the arbitration hearing no later than thirty (30) days after selection of the three (3) arbitrators.  No discovery shall be permitted and the Parties will instruct the arbitrators to complete the arbitration process and render a decision within sixty (60) days after commencement of the arbitration.  The arbitrators’ decision shall be final and shall be binding and enforceable in a court of competent jurisdiction.  In the event that the Arbitrator’s decision finds that all or a portion of the disputed amount is owing to Rainbow DBS from Buyer, then within five (5) days after the release of any arbitrators’ decision hereunder, Buyer will pay to Rainbow DBS the amount of the disputed Consideration, if any, determined in accordance with the arbitrators’ decision to be owed to Rainbow DBS.

4.3.12      No Solicitation.  Except for the transactions contemplated by this Agreement, from and after the date of the Execution Date, until the date of receipt of the Regulatory Approvals, Rainbow DBS shall not, nor shall it authorize any officer, director or employee of, or any investment banker, attorney, accountant, or other representative retained by, any one of them to, directly or indirectly, solicit, initiate, participate in, encourage or entertain (including by way of furnishing information) discussions, offers or proposals for the purpose or with the intention of leading to any proposal or offer from any Person to acquire any portion of the Acquired Assets.

4.3.13      Special Provision Relating to Insurance.

(a)           At the request of Buyer, Rainbow DBS, using International Space Brokers (ISB) or such other broker as may be designated by Buyer from time to time as its broker, shall obtain quotes for in-orbit insurance for Rainbow-1 covering the period from and after the Execution Date through and including Closing (or any portion of such period) on such terms and conditions (including without limitation the sum insured) as Buyer may from time to time request.  In the event that Buyer, in its sole discretion, elects to accept one of the quotes obtained by Rainbow DBS, then Buyer shall direct Rainbow DBS in writing to procure such insurance (the “Insurance Policy”) at Buyer’s expense.  Upon Rainbow DBS’s receipt of such written request, Rainbow DBS shall promptly procure the Insurance Policy and Buyer will pay to Rainbow DBS, or directly to the underwriters and/or insurers, as applicable under the Insurance Policy all amounts due under such Insurance Policy.

(b)           Buyer shall be the named insured and loss payee under any insurance policy placed by Rainbow DBS under this Section 4.3.13.  In the event that, notwithstanding the foregoing, any loss is paid to Rainbow DBS under the Insurance Policy, then Rainbow DBS agrees to hold such amounts in trust for Buyer and to pay such amounts to Buyer as soon as reasonably practicable (and in any event within three (3) business days) after Rainbow DBS receives the corresponding payment from the insurers.  Notwithstanding the foregoing, Rainbow DBS shall reasonably cooperate with Buyer in recovering all amounts due from the insurers under the Insurance Policy, in which case Buyer shall be entitled to direct and control any litigation and settlement negotiations arising in connection therewith and Buyer shall (whether incurred by Buyer or Rainbow DBS) pay all costs of litigation and administrative costs and expenses, including attorney’s fees, incurred in connection with the prosecution of any such litigation.  Buyer shall comply with all material terms and conditions in the Insurance Policy necessary for the payment of claims, including any terms and conditions relating to salvage.

(c)           In lieu of requesting that Rainbow DBS procure insurance under Section 4.3.13(a) and (b), above, Buyer, at its option, may procure insurance directly for Rainbow-1.  Regardless of whether Buyer or Rainbow DBS is attempting to procure insurance regarding risks relating to the in orbit operation of Rainbow-1, Rainbow DBS shall, at its own cost and expense, timely provide all reasonable assistance requested by Buyer in connection with the procurement of insurance for Rainbow-1, provide such information regarding Rainbow-1 as is reasonably requested by Buyer’s or Rainbow DBS’s brokers and underwriters, and perform technical presentations to brokers and underwriters.  In addition, Rainbow DBS shall provide such information regarding Rainbow-1 as is reasonably requested by the insurer(s) and will cooperate in any insurance reviews.

5.                                      TERMINATION

5.1           Termination of Agreement.

The Parties may terminate this Agreement only as provided below:

(i)            Buyer and Rainbow DBS may terminate this Agreement by mutual agreement in writing;

(ii)           In the event that the conditions to Closing for the benefit of a Party set forth in Article 3 have not been met by the other Party on or before the first anniversary of the Execution Date, the Party for whose benefit conditions have not been met may terminate this Agreement upon notice to the other Party; provided that if the condition to Closing that has not been met is the Regulatory Approvals specified in Sections 3.1.3 and 3.2.3, either Party may extend the termination date for an additional ninety (90) days, and if such condition (and all other conditions to Closing) have been satisfied by such extended date, the Parties shall proceed with Closing; and

(iii)          Buyer may terminate this Agreement, in its sole and absolute discretion for any reason or no reason, in the event that a Total Loss occurs on or before the Closing.

5.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 5.1, this Agreement shall become null and void and all obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party, except with respect to any Liability arising out of a breach or default prior to the time of such termination of this Agreement.

5.3           Survival. The covenants, agreements and obligations set forth in Sections 4.3.6 and 4.3.11 shall survive for the periods set forth therein, and the covenants, agreements and obligations set forth in Section 4.3.13 shall survive for a reasonable period to permit the Parties to comply with the requirements set forth therein.  The covenants, agreements and obligations set forth in Sections 2.5, and 2.6, and Articles 6, 8 and 9 (except for Section 9.9) shall survive indefinitely (and not be affected in any respect by) the Closing, any investigation conducted by any Party hereto and any information which any Party may receive.  Notwithstanding anything to the contrary in the foregoing, each representation and warranty contained in this Agreement or made pursuant to any document delivered pursuant hereto (other than the representations and warranties of Rainbow DBS contained in Section 4.1.9 (as it relates to the ownership of Rainbow-1), which shall survive indefinitely) shall terminate on the last day of the eighteenth (18th) month anniversary of the Closing (the “Survival Date”); provided, however, that the right to indemnification with respect to such representations and warranties, and the Liability of any Party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such Party has been given written notice prior to the Survival Date.

6.                                      DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION

6.1           Disclaimer of Warranty.  ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE WITH RESPECT TO THE ACQUIRED ASSETS, ARE EXPRESSLY EXCLUDED AND DISCLAIMED AND BUYER ACKNOWLEDGES THAT IT IS ACQUIRING EACH OF THE ACQUIRED ASSETS “AS IS.”  FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 6.1 IS INTENDED OR SHALL BE CONSTRUED TO LIMIT ANY RIGHT THAT BUYER MAY HAVE TO A REDUCTION OF THE CONSIDERATION UNDER SECTION 4.3.11.

6.2           Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION ANY PAYMENT FOR LOST BUSINESS, FUTURE PROFITS, OR LOSS OF GOODWILL, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY CAUSE WHATSOEVER; PROVIDED THAT THIS SECTION 6.2 SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES SET FORTH IN SECTIONS 6.3 AND 6.4.  THE PROVISIONS OF THIS SECTION 6.2 SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT (FOR ANY REASON WHATSOEVER) INDEFINITELY.

6.3           Indemnification Provisions for Benefit of Buyer.  Rainbow DBS shall indemnify, defend and hold Buyer and its Affiliates, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively the “Buyer Group”) harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorney fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing) (“Claims”) incurred by any member of the Buyer Group that arise out of, or are incurred in connection with, the breach or default of any representation, warranty, covenant or obligation of Rainbow DBS hereunder.

6.4           Indemnification Provisions for Benefit of Rainbow DBS.  Buyer shall indemnify, defend and hold Rainbow DBS and its Affiliates, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively the “Rainbow DBS Group”) harmless from and against, any and all Claims incurred by any member of the Rainbow DBS Group that arise out of, or are incurred in connection with, the breach or default of any representation, warranty, covenant or obligation of Buyer hereunder.

6.5           Indemnification Procedure.

6.5.1        Notice.  Each party indemnified under Section 6.3 or Section 6.4 above (an “Indemnified Party”) shall, promptly after receipt of notice of a claim or action against such Indemnified Party in respect of which indemnity may be sought hereunder, notify the indemnifying party (the “Indemnitor”) in writing of the claim or action; provided that the failure to notify the Indemnitor shall not relieve it from any liability that it may have to an Indemnified Party on account of the indemnity agreements contained in Section 6.3 or Section 6.4 above except to the extent that the Indemnitor was actually substantially prejudiced by such failure, and in no event shall such failure relieve the Indemnitor from any other liability that it may have to such Indemnified Party.

6.5.2        Assumption of Defense.  If any such claim or action shall be brought against an Indemnified Party, and it shall have notified the Indemnitor thereof, the Indemnitor shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof.

6.5.3        Cooperation.  If the Indemnitor elects to assume the defense of any such claim or action, it shall within thirty (30) calendar days (or sooner, if the nature of the claim or action so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall, at the Indemnitor’s request and expense, give the Indemnitor all reasonable cooperation and assistance in the defense against, such claim or action, which cooperation and assistance shall include, among other things, the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of any books, records, documents and other information in its control as reasonably necessary or appropriate for such defense, and making employees available on a mutually convenient basis as reasonably necessary or appropriate for such defense.  Except as expressly set forth to the contrary below, after timely notice from the Indemnitor to the Indemnified Party of its election to assume the defense of any such claim or action and the undertaking of such defense with counsel reasonably acceptable to the Indemnified Party, the Indemnitor shall not be liable to the Indemnified Party under this Section 6.5 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

6.5.4        Defense by Indemnified Party.  If the Indemnitor elects not to defend any such claim or action, fails to timely notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement (or if counsel to the Indemnified Party advises such party that there may be a potential conflict of interest between the Indemnitor and the Indemnified Party), the Indemnified Party may defend, at the expense of the Indemnitor, such claim or action as the Indemnified Party considers appropriate.

6.5.5        Admission.  The Indemnified Party shall not make any admission as to liability or agree to any settlement of, or otherwise compromise, any claim or action without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned).  Any Indemnitor against whom indemnity may be sought under this Section 6.5 shall not be liable to indemnify an Indemnified Party if such Indemnified Party makes an admission as to liability, settles or otherwise compromises such claim or action without the consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned).  The Indemnitor shall not settle or otherwise compromise any such claim or action over the objection of the Indemnified Party; provided, however, that consent to settlement or compromise shall not be unreasonably withheld by the Indemnified Party.

6.5.6        Participation.  With respect to any claim or action as to which the Indemnitor has timely assumed the defense thereof, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the Indemnitor shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof unless: (i) the Indemnitor agrees to pay such costs; (ii) the Indemnitor fails to promptly assume and continue the defense of such claim or action with counsel reasonably satisfactory to the Indemnified Party; (iii) counsel to such Indemnified Party advises that a potential conflict of interest between such Indemnified Party and Indemnitor may exist in respect of such claim; or (iv) the Indemnitor contests its obligation to indemnify under this Agreement.

7.                                      ASSIGNMENT AND SUCCESSORS

7.1           Assignment.  Neither Party may assign its rights and interests under this Agreement without the prior written consent of the other Party; provided, however, that EchoStar may assign its rights, but not its obligations, under this Agreement, in its sole discretion for any reason or no reason, to one of its Affiliates.  As used in this Section 7.1, “assign” shall mean to grant, sell, assign, encumber or otherwise convey directly or indirectly, in whole or in part.

7.2           Successors.  Subject to the provisions concerning assignments above, this Agreement shall be binding on and shall inure to the benefit of any successors and permitted assigns of the Parties.  Any purported assignment by either Party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

8.                                      CONFIDENTIALITY

8.1           Non-Disclosure.  Buyer and Rainbow DBS will hold in confidence the material terms and conditions of this Agreement; provided that disclosure, on a confidential basis, by either Party is permitted: (a) to its principals, auditors, attorneys, investors, lenders, insurance agents, and proposed and actual successors in interest and (b) to comply with law and enforce its rights and perform its obligations under this Agreement.

8.2           Proprietary Information.  To the extent that either Party discloses to the other Party any other information which it considers proprietary, said Party shall identify such information as proprietary when disclosing it to the other Party by marking it clearly and conspicuously as proprietary information.  Any proprietary disclosure to either Party, if made orally, will be identified at the time of disclosure as proprietary information, if the disclosing

Party wishes to keep such information proprietary under this Agreement.  Any such information disclosed under this Agreement will be used by the recipient thereof only in its performance under this Agreement.  Neither Party will be liable for the inadvertent or accidental disclosure of such information marked as proprietary, if such disclosure occurs despite the exercising of the same degree of care as the receiving Party normally takes to preserve and safeguard its own proprietary information (but not less than reasonable care) or if such information (i) is or becomes lawfully available to the public from a source other than the receiving Party; (ii) is released in writing by the disclosing Party without restrictions; (iii) is lawfully obtained by the receiving Party from a third party or parties without obligation of confidentiality; (iv) is lawfully known by the receiving Party prior to such disclosure; or (v) is at any time lawfully developed by the receiving Party completely independently of any such disclosure or disclosures from the disclosing Party.  In addition, neither Party will be liable for the disclosure of any proprietary information which it receives under this Agreement pursuant to judicial action or decree, or pursuant to any requirement of any government or any agency or department thereof, having jurisdiction over such Party, provided, that in the reasonable opinion of counsel for such Party such disclosure is required, and provided further that such Party to the extent reasonably practical shall have given the other Party notice prior to such disclosure.

9.                                      MISCELLANEOUS

9.1           Applicable Law, Attorney Fees, Entire Agreement and Effectiveness.  This Agreement shall be interpreted according to the laws of the State of New York, U.S.A. and, where applicable, subject to compliance with the laws, rules and regulations of the United States, including, without limitation, those of the FCC and those governing communications, exports and re-exports, without regard to any conflict of law provisions.  Each Party consents to the jurisdiction of courts located in New York.  In any action or arbitration brought with respect to this Agreement by one Party hereto against the other Party hereto, in addition to any other money damages awarded, the prevailing Party shall be entitled to recover from the other Party its reasonable costs, including reasonable attorneys’ fees, in successfully bringing or defending against such action or arbitration.  This Agreement, including the Appendices and any non-disclosure agreements between the Parties, constitutes the entire agreement between the Parties and supersedes any and all prior or contemporaneous statements, understandings, writings, commitments, or representations concerning its subject matter. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a prior writing signed by an authorized officer of each Party. This Agreement shall not be binding or effective on any Party until fully executed by both Parties hereto.

9.2           U.S. Export Control Laws.  The Parties acknowledge and agree that the Acquired Assets, technical information, and/or accompanying technology provided under this Agreement are subject to export controls under the laws and regulations of the United States.  Each Party shall comply with such laws and regulations and agrees not to export, re-export, or otherwise transfer such services or items to foreign persons (including foreign national employees) without first obtaining all required United States authorizations or licenses.

9.3           Severability.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law.  If any provision of this Agreement shall be held invalid or unenforceable, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirements and the remaining provisions of this Agreement shall not in any way be affected or impaired.

9.4           No Third Party Beneficiary.  Except as expressly set forth herein, the provisions of this Agreement are for the benefit only of Rainbow DBS and Buyer and no third party may seek to enforce or benefit from these provisions.

9.5           Non-Waiver of Breach.  Either Party may specifically waive any breach of this Agreement by the other Party; provided, that no such waiver shall be binding or effective unless in writing and signed by an authorized officer of the Party to be bound and no such waiver shall constitute a continuing waiver of similar or other breaches.  A waiving Party may at any time, upon notice given in writing to the breaching Party, direct future compliance with the waived term or terms of this Agreement, in which event the breaching Party shall comply as directed from such time forward.

9.6           Notices.  Except as otherwise expressly set forth to the contrary herein, any notice or other communications required or permitted to be given hereunder shall be in English, in  writing and shall be delivered personally or sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the Party to be notified, addressed to such Party at the address set forth below, or sent by facsimile to the fax number set forth below, or such other address or fax number as such Party may have substituted by written notice to the other Party.  The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of personal delivery or delivery by mail or by overnight courier service) shall constitute the giving thereof:

If to EchoStar:	EchoStar Satellite L.L.C.

P.O. Box 6655 (for certified mail)
Englewood, Colorado 80155

9601 S. Meridian Blvd. (for overnight courier)
Englewood, Colorado 80112

	Attn:	Charles W. Ergen, President and Chief Executive Officer
	Fax:	303.723.1099

With a copy to:	EchoStar Satellite L.L.C.

	(same addresses as above)
	Attn:	David K. Moskowitz, Senior Vice President and General Counsel
	Fax:	(303) 723-1699

If to Rainbow DBS:	Rainbow DBS Company LLC
	200 Jericho Quadrangle
	Jericho, New York 11753
	Attn: Hank Ratner
	Fax:	516.803.2577

With a copy to:	Cablevision Systems Corporation
	1111 Stewart Avenue
	Bethpage, New York 11714
	Attn: Victoria Salhus
	Fax:	516.803.2577

9.7           Headings.  The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.8           Documents.  Subject to applicable legal compliance, each Party agrees to provide information and to execute, and, if necessary, to file with the appropriate Governmental Entities and international organizations, such documents as the other Party shall reasonably request in order to carry out the purposes of this Agreement.

9.9           Reconstitution.  In the event the Regulatory Approvals necessary to consummate this transaction are denied or conditioned (except for any condition that would make the matter Unconditional hereunder) by any Governmental Entity, the Parties will use their respective best efforts for a period of six (6) months thereafter to reconstitute this Agreement in a manner that would permit each Party to realize the material benefits of this Agreement in a manner that either does not require Regulatory Approval or can reasonably be expected to achieve such Unconditional approval, and if such material benefits can be realized, the Parties will proceed to implement this Agreement as reconstituted; provided, however, that no Party shall be obligated to enter into any such reconstituted Agreement that would require it to make material expenditures or dispose of material assets in excess of the amount of expenditures or assets contemplated by this Agreement unless compensated for such arrangement.

9.10         Counterparts and Facsimile Signatures.  This Agreement may be executed by facsimile signatures and in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

9.11         Specific Performance.  Nothing herein shall be deemed to preclude either Party from seeking injunctive relief, if necessary, in order to prevent the other from breaching its material obligations under this Agreement or to compel the other to perform its material obligations under this Agreement in the event of a failure to comply with this Agreement.  Both Parties acknowledge that the Acquired Assets are unique and not readily available on the open market and that, if the Acquired Assets are not available to Buyer because the terms of this Agreement are not fulfilled through no fault of Buyer and for reasons attributable to a breach of this Agreement by Rainbow DBS, then Buyer’s remedies at law would not be adequate.

IN WITNESS WHEREOF, each of the Parties has duly executed and delivered this Agreement as of the Execution Date.

ECHOSTAR SATELLITE L.L.C.

By:	/s/	Charles W. Ergen
Charles W. Ergen
President and Chief Executive Officer

RAINBOW DBS COMPANY LLC

By:	/s/	James L. Dolan
James L. Dolan
CEO and President